                                                                    EXHIBIT 11.1

                       CALCULATION OF EARNINGS PER SHARE:

PRO FORMA:
  Common Shares outstanding at December 31, 1995................................    7,200,000
  Shares to be issued upon conversion of the Series A Preferred Stock...........    2,800,000
                                                                                  -----------
                                                                                   10,000,000
                                                                                  ===========
Pro Forma Net Income
     Historical net income......................................................  $ 5,572,828
     Adjust income tax provision................................................   (1,172,000)(1)
                                                                                  -----------
     Pro forma net income.......................................................  $ 4,400,828
                                                                                  ===========
     Earnings Per Share:........................................................  $      0.44
                                                                                  ===========
PRO FORMA:
  Common Shares outstanding at December 31, 1995................................    7,200,000
  Shares to be issued upon conversion of the Series A Preferred Stock...........    2,800,000
  Number of shares required to fund the redemption of the Series B Preferred
     Stock ($7,500,000) and $4,881,000 of notes payable to stockholders which arose from the Reorganization, assuming a $13.00 per share price. (Staff
     Accounting Bulletin Topic 1.B.3)...........................................      952,000
                                                                                  -----------
                                                                                   10,952,000
                                                                                  ===========
  Pro Forma Net Income
     Historical net income......................................................  $ 5,572,828
     Adjust income tax provision................................................   (1,172,000)(1)
     Interest expense on certain stockholder notes..............................      175,000
                                                                                  -----------
     Pro forma net income.......................................................  $ 4,575,828
                                                                                  ===========
     Earnings Per Share:........................................................  $      0.42
                                                                                  ===========

---------------

(1) To reflect a tax provision as if the U.S. federal income had been taxable to JDA rather than the stockholders through March 30, 1995.